Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share of Merrimack Pharmaceuticals, Inc., and further agree that this Joint Filing Agreement be included as Exhibit A to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this May 13, 2019.

NEWTYN MANAGEMENT, LLC

By:	/s/ Eugene Dozortsev
Name: Eugene Dozortsev
Title: Authorized Signatory

NEWTYN Partners, LP
By:	Newtyn Management, LLC
Investment Manager

By:	/s/ Eugene Dozortsev
Name: Eugene Dozortsev
Title: Authorized Signatory